Exhibit 99.1

Sirius International Insurance Group, Ltd.
14 Wesley Street
Hamilton HM 11
Bermuda

Pursuant to Bye-law 35 of the Bye-laws and in accordance with section 77A of the Companies Act 1981 (as amended), this written resolution of the holders of the common shares of Sirius International Insurance Group, Ltd. (“the Company”) is made effective this 25th day of February 2020 by the affirmative votes of the majority of the holders of the common shares of the Company as signified below.

IT IS HEREBY RESOLVED THAT:

1.
The Board shall not exercise its powers under bye-law 2 of the bye-laws or otherwise to issue any common or preferred shares, share warrants, share options or any other forms of share equity, or to confer any new share rights or implement any rights plan, without the prior approval of holders of the common shares of the Company representing at least 75% of the shareholder voting rights, save for any shares or rights that the Company is contractually required to issue under a contract executed prior to the date hereof.

2.
The Board shall not exercise its powers under bye laws 2 or 4 of the bye laws or otherwise to amend or vary or alter any rights attaching to any existing shares without the prior approval of holders of the common shares of the Company representing at least 75% of the shareholder voting rights, save for any amendment the Company is contractually required to make under a contract executed prior to the date hereof.

3.	Notice of this written resolution shall be given by the Secretary to all registered members as at the date hereof.

/s/ Peter W. H. Tan_______________________

CM Bermuda Limited

Holders of 96% of the issued common shares representing 87% of the shareholder voting rights

(By its authorised representative)